Exhibit 4.7

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

As of June 30, 2026, the end of the period covered by this Annual Report on Form 10-K, Ocean Capital Acquisition Corporation (the “Company,” “we,” “us” or “our”) had four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our ordinary shares, par value $0.0001 per share (“Ordinary Shares”), (ii) our redeemable warrants, each entitling the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per share (“Warrants”), (iii) our rights, each entitling the holder thereof to receive one Ordinary Share upon the consummation of our initial business combination (“Rights”), and (iv) our units, each consisting of one Ordinary Share, one Warrant and one Right (“Units”).

The following description of our securities and certain provisions of our amended and restated memorandum and articles of association, the BVI Business Companies Act, 2004, as amended (the “Companies Act”), the warrant agreement governing the Warrants and the rights agreement governing the Rights is qualified in its entirety by reference to our amended and restated memorandum and articles of association, the Companies Act, the warrant agreement and the rights agreement.

Pursuant to our amended and restated memorandum and articles of association, we are authorized to issue a maximum of 500,000,000 Ordinary Shares, par value $0.0001 per share, of a single class.

Units

As of September 25, 2026, we had 973,725 Units issued and outstanding. The trading symbol for the Units is “OCACU.” Each Unit was offered at a price of $10.00 and consists of one Ordinary Share, one Warrant and one Right.

Each Warrant entitles the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per share, and each Right entitles the holder thereof to receive one Ordinary Share upon completion of our initial business combination. We will not issue fractional shares in connection with an exercise of Warrants or an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Islands law.

Ordinary Shares

As of September 25, 2026, there were 15,653,333 Ordinary Shares issued and outstanding. Holders of record of our Ordinary Shares are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. Unless otherwise specified in the Companies Act, our amended and restated memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of the Ordinary Shares voted is required to approve any matter submitted to a vote of our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the Ordinary Shares eligible to vote for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by our Board of Directors out of funds legally available therefor.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares, regardless of whether they abstain, vote for or vote against our initial business combination, upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account, net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations and conditions described herein.

Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our initial business combination by June 10, 2027, or such later date as may be approved by our shareholders through an amendment to our amended and restated memorandum and articles of association, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned, net of taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders, including the right to receive further liquidation distributions, if any, subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. Our shareholders have no preemptive or other subscription rights, and there are no sinking fund provisions applicable to the Ordinary Shares. Public shareholders have the redemption rights described above in connection with our initial business combination and certain amendments to our amended and restated memorandum and articles of association. If we seek shareholder approval to extend the period in which we must complete our initial business combination, our public shareholders will be offered the opportunity to redeem their public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned, net of taxes payable, divided by the number of then outstanding public shares.

Warrants

Each warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of June 10, 2027 and the completion of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of our initial business combination, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a public warrant, and will have no obligation to settle such warrant exercise, unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the public warrants is then effective and a prospectus relating thereto is current, subject to an available exemption from registration. If such registration statement is not effective by the 60th business day following the closing of our initial business combination, holders may, until such registration statement becomes effective and during any period in which we fail to maintain an effective registration statement, exercise their public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If no such exemption is available, the public warrants may not be exercised on a cashless basis.

Except as described below, the private placement warrants will be identical to the public warrants underlying the units being offered by this prospectus. The private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions).

Once the warrants become exercisable, we may redeem the outstanding warrants (excluding the private placement warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share, subject to adjustment, for any 20 trading days within a 30-trading-day period commencing after the public warrants become exercisable and ending on the third trading day prior to the date on which the notice of redemption is given.

We will not redeem the public warrants unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to such Ordinary Shares is available throughout the 30-day redemption period, except where the public warrants may be exercised on a cashless basis pursuant to an available exemption from registration under the Securities Act.

If we call the public warrants for redemption, our management will have the option to require all holders wishing to exercise their public warrants to do so on a cashless basis in accordance with the warrant agreement. In determining whether to require cashless exercise, our management will consider, among other factors, our cash position, the number of public warrants outstanding and the dilutive effect on our shareholders of issuing the maximum number of Ordinary Shares issuable upon exercise of the public warrants. The “fair market value” for this purpose will be the average last reported sale price of the Ordinary Shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. No fractional Ordinary Shares will be issued upon exercise of the warrants, and any fractional interest will be rounded down to the nearest whole Ordinary Share.

Rights

Each holder of a Right will receive one Ordinary Share upon consummation of our initial business combination, even if the holder of such Right redeemed all Ordinary Shares held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of Rights in order to receive the Ordinary Shares underlying such Rights, as the consideration therefor was included in the purchase price of the Units. The Ordinary Shares issuable upon exchange of the Rights will be freely tradable, except to the extent held by our affiliates.

If we enter into a definitive agreement for an initial business combination in which we will not be the surviving entity, the definitive agreement will provide for holders of the Rights to receive, on an as-converted basis, the same per-share consideration that holders of the Ordinary Shares will receive in the transaction. In such circumstances, each holder of a Right will be required to affirmatively elect to exchange its Rights in order to receive the Ordinary Shares underlying such Rights upon consummation of the initial business combination.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of the Rights will not receive any funds from the trust account with respect to their Rights, nor will they receive any distribution from our assets held outside the trust account with respect to their Rights, and the Rights will expire worthless.

As soon as practicable following the consummation of our initial business combination, we will direct registered holders of the Rights to return their Rights to Odyssey Transfer and Trust Company, as our rights agent. Upon receipt of valid Rights, the rights agent will issue to each registered holder the number of full Ordinary Shares to which such holder is entitled. The exchange of Rights is ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the Ordinary Shares underlying the Rights. Nevertheless, there are no contractual penalties for failure to deliver such Ordinary Shares upon consummation of our initial business combination, and in no event will we be required to net cash settle the Rights.

We will not issue fractional Ordinary Shares upon exchange of the Rights. Any fractional entitlement will be rounded down to the nearest whole Ordinary Share or otherwise addressed in accordance with our amended and restated memorandum and articles of association and applicable British Virgin Islands law.